U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                          UNDER SECTION 12(B) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS
                       UNDER SECTIONS 13 AND 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                   Xerographic Laser Images Corporation
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                  101 Billerica Avenue, 5 Billerica Park
                   North Billerica, Massachusetts 01862
                              (978) 670-5999
             ---------------------------------------------------
             (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

             Common Stock, Class A Common Stock Purchase Warrant
                         and Series A Preferred Stock
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                    None
                ----------------------------------------------
                (Titles of all other classes of securities for
                    which a duty to file reports under
                      Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  (x)   Rule 12h-3(b)(1)(ii)  ( )
          Rule 12g-4(a)(1)(ii) (x)   Rule 12h-3(b)(2)(i)   ( )
          Rule 12g-4(a)(2)(i)  ( )   Rule 12h-3(b)(2)(ii)  ( )
          Rule 12g-4(a)(2)(ii) ( )   Rule 15d-6            ( )
          Rule 12h-3(b)(1)(i)  ( )

	Approximate number of holders of record as of the certification or notice date:

                                One (1)


	Pursuant to the requirements of the Securities Exchange Act of 1934, Xerographic Laser Images Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 12, 1998               By: /s/ Anthony D. D'Amelio
       -------------------               -----------------------------------
                                         Name:  Anthony D. D'Amelio
                                         Title: President

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.
The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.